ACCESS CAPITAL, INC.
405 Park Avenue, New York, New York 10022

September 17, 2018

Darren DeRosa
Chief Executive Officer
Sterling Seal & Supply Inc.
1105 Green Grove Road
Neptune, New Jersey 07753

Dear Darren:

It is my pleasure to present this letter as our mutual statement of intent for Access Capital, Inc. ("Access Capital") to finance the asset purchase of F&S Distributors, Inc. and provide working capital to Sterling Seal & Supply Inc. (collectively the "Company") on the following terms:

1. **AVAILABILITY:**

   a. Capital Availability Amount: $2,500,000 ("Capital Availability Amount"), subject to increase periodically at the request of the Company and approval by Access Capital.

   b. Advance Formula: (i) 85% of eligible accounts receivable. Eligible accounts receivable shall exclude, without limitation, poor credits, receivables more than 90 days past invoice date or due from customers with more than 25% of their account balances outstanding more than 90 days from invoice date, any amount that is in excess of 25% of eligible accounts receivable from any single account debtor, affiliate, foreign and contra accounts and those accounts otherwise reasonably determined by Access Capital to be ineligible (ii) the lesser of (a) 50% of eligible inventory or (b) $1,000,000.

2. **TERM:** An initial term of three years, renewable thereafter upon mutual agreement.

3. **PRICING:** Interest of prime plus 1.50% per annum with collections available one business day following receipt but credited to the outstanding loan balance on the third business day after receipt and an annual line fee of 1% of the Capital Availability Amount at closing and on each anniversary thereof.

4. **COLLATERAL:** A first lien on the assets of the Company.

5. **OTHER INFORMATION AND CONDITIONS:**

   a. The Company will provide Access Capital and its field examiners with financial information, books and records and such other information as may be reasonably requested for analysis of the financial condition of the Company and the sufficiency of the funding facility. In addition, this proposal is subject to the following:

      1. Preparation and execution of such legal documents satisfactory to Access Capital and substantially similar to documents regularly used by Access Capital for transactions of this type including, but not limited to, (i) the personal guaranties of Darren DeRosa and Angelo DeRosa; (ii) the corporate guaranties of Sterling Consolidated Corp., Q5 Ventures, LLC, ADDR Properties, LLC and Integrity Cargo Freight Corporation; (iii) subordination of shareholder loans and (iv) a first mortgage against the property located at 1105 Green Grove Road, Neptune, New Jersey.

      2. No material adverse change in the Company's business, operations, or customers from the date of the most recent financial statements submitted to Access Capital or from the date of Access Capital's field examinations to the date of closing.

      3. Adoption of financial covenants based on past performance and forecasts.

b. Following the closing the Company will:

1. Provide monthly financial statements certified by an officer of the Company and annual financial statements audited by an independent certified public accountant reasonably acceptable to Access Capital.

2. Maintain an average monthly loan balance of no less than $750,000 which will be reduced to $500,000 if the Company obtains a mortgage on the property located at 1105 Green Grove Road, Neptune, New Jersey.

6. **DUE DILIGENCE DEPOSIT:** As evidence of mutual good faith, and in consideration of incurring certain expenses in the expectation of establishing a funding arrangement, the Company will provide a deposit of $10,000 ("Deposit") against Access Capital's due diligence expenses, which will be deemed fully earned on the date hereof, regardless of whether or not the transaction subsequently closes. Access Capital shall require a legal retainer at the time loan documentation commences. All expenses incurred by Access Capital relating to the proposed financing transaction will be borne by the Company, regardless of whether or not the transaction closes.

7. **LETTER OF INTENT ONLY:** This proposal is an expression of interest only and does not constitute a binding commitment to fund, nor does it define all of the terms and conditions of the proposed financing. Other than as expressly set forth herein, our obligations to each other will only arise after the execution and delivery of the definitive documentation between us. The Company hereby grants to Access Capital a security interest in the Company's accounts and other assets and authorizes Access Capital to file UCC-1 financing statements covering all assets, in all appropriate jurisdictions, together with any amendments, modifications and substitutions thereto to secure the obligations of the Company to Access Capital, including, the costs and expenses, if any, incurred in connection with collecting such obligations and enforcing Access Capital's rights and remedies.

Darren, I look forward to working with you to close this facility. Please acknowledge your agreement by executing where indicated below and returning it along with your Deposit for $10,000. In the meantime, please feel free to call me with any questions you may have.

Very truly yours,
ACCESS CAPITAL, INC.

By:

Daren Demcsik
Vice President

AGREED TO AND ACCEPTED:
STERLING SEAL & SUPPLY, INC.

By:

Darren DeRosa
Chief Executive Officer